EXHIBIT 99.4

AGREEMENT OF JOINT FILING

Pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Amendment to Schedule 13D (the “Amendment”) to which this Agreement is attached as an exhibit, and agree that such Amendment, as so filed, is filed on behalf of each of them.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of July 9, 2010.

INDEPENDENCE HOLDING COMPANY

By:  /s/ Adam C. Vandervoort
       Adam C. Vandervoort, Vice President

MADISON NATIONAL LIFE INSURANCE COMPANY, INC.

By:  /s/ David T. Kettig ________________
       David T. Kettig, Senior Vice President

MADISON INVESTORS CORPORATION

By:  /s/ Teresa A. Herbert ______________
       Teresa A. Herbert, Senior Vice President